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                                                                    Exhibit 99.1


(INTEGRATED ELECTRICAL SERVICES, INC. LOGO)            NEWS RELEASE



                                 Contacts:  Jeffrey Pugh, CFO
                                            Integrated Electrical Services, Inc.
                                            713-860-1500

FOR IMMEDIATE RELEASE                       Ken Dennard / ksdennard@drg-e.com
                                            Karen Roan / kcroan@drg-e.com
                                            DRG&E / 713-529-6600


INTEGRATED ELECTRICAL SERVICES REVISES
FISCAL THIRD QUARTER OUTLOOK

HOUSTON -- JUNE 22, 2004 -- Integrated Electrical Services, Inc. (NYSE: IES) today announced that based on preliminary review, it has revised its financial outlook for the fiscal third quarter ending June 30, 2004. IES now expects fiscal third quarter earnings to range between $0.04 and $0.07 per diluted share, down from prior guidance of $0.10 to $0.17 per share. The revised estimate includes estimated charges of $0.03 per share from the write-off of a receivable related to one customer that was determined to be uncollectible in the quarter, and losses of approximately $0.03 per share on three underperforming subsidiaries.

         The three underperforming subsidiaries are being merged into other subsidiaries to improve their performance and lower IES' overall cost structure. Additionally, IES continues to experience margin pressure from the increase in copper, steel and gasoline prices and believes the impact will be approximately $0.08 to $0.09 during the third quarter which is within the range indicated when the initial third quarter guidance was provided. Updated fourth quarter and full year guidance will be provided on IES' third quarter conference call when actual fiscal third quarter results are released during the week of August 2, 2004.

         Roddy Allen, IES' President and CEO, stated, "The third quarter will be below our prior expectations due to the write-off of the receivable and the underperforming businesses. Revenues through May remain consistent with last year's performance and selling general and administrative expenses are continuing to trend lower compared to the third quarter one year ago both in terms of total dollars and as a percentage of revenues. We continue to work very hard to manage the increased copper, steel and gasoline costs and now have them incorporated in our pricing on new projects; however the full effects of these changes will not be realized until some of our existing projects are completed."

         Integrated Electrical Services has scheduled a conference call for Wednesday, June 23, 2004 at 9:00 a.m. eastern time to discuss the revised guidance. To participate in the conference


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call, dial (303) 262-2190 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until June 30, 2004. To access the replay, dial (303) 590-3000 using a pass code of 11001378.

         Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the company's web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

         Integrated Electrical Services, Inc. is a leading national provider of electrical solutions to the commercial and industrial, utility, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This press release includes certain statements, including statements relating to the Company's expectations of its future operating results that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future results, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into fixed price contracts, difficulty in managing or merging the operations of existing entities, the high level of competition in the construction industry, interest rate changes, general level of the economy, changes in the level of competition from other major electrical contractors, price changes in the cost of labor, increases in the cost of steel, copper and other products used in the electrical industry, the cost and availability of surety bonding and bonding capacity and due to weather. The foregoing and other factors are discussed and should be reviewed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2003.

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